EXHIBIT 99.1

FOR RELEASE:  Friday, November 13, 2015 at 4:30 PM (Eastern)

STATE INVESTORS BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Metairie, Louisiana – November 13, 2015 – State Investors Bancorp, Inc. (the "Company") (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended September 30, 2015, of $305,000 a decrease of $39,000 as compared to net income of $344,000 reported for the quarter ended September 30, 2014.  Earnings per share, basic and diluted, were $0.13 and $0.12 for the quarter ended September 30, 2015, compared to basic and diluted earnings per share of $0.15 and $0.14, respectively, for the quarter ended September 30, 2014. Net income for the nine months ended September 30, 2015 amounted to $512,000 a decrease of $324,000 from $836,000 in net income reported for the nine months ended September 30, 2014. Earnings per share, basic and diluted, were $0.22 and $0.21 for the nine months ended September 30, 2015, compared to basic and diluted earnings per share of $0.36 and $0.35, respectively, for the nine months ended September 30, 2014.

The decrease in net income for the quarter ended September 30, 2015 resulted primarily from a $230,000 or 7.8%, decrease in total interest income, and a $9,000 or 16.4%, decrease in non-interest income, partially offset by a $183,000, or 10.5%, decrease in non-interest expense, and an $18,000 or 2.7% decrease in total interest expense.  Net interest income decreased $212,000 or 9.3%, due to the $230,000 decrease in total interest income as a result of an overall decrease in interest earning assets.  The decrease in non-interest expense was primarily due to a decrease in salaries and employee benefits expense of $207,000, or 22.4%, as well as decreases of $36,000, or 17.8%, in other non-interest expense, $14,000, or 87.5%, in advertising expense, $9,000, or 39.1%, in office supplies and postage expense, $9,000, or 25.7%, in bank service charge expense, $3,000, or 2.2%, in occupancy expense, $2,000, or 3.2%, in taxes and license expense,  and $2,000, or 1.2%, in data processing expense, partially offset by increases of $92,000, or 98.9%, in professional fees, $6,000, or 10.7%, in security expense, and $1,000, or 2.7%, in deposit insurance premiums.

The decrease in net income for the nine months ended September 30, 2015, compared to the same period in 2014, was primarily due to an increase of $310,000, or 6.0%, in non-interest expense, a decrease in total interest income of $64,000, or 0.8%, a decrease of $10,000, or 6.6%, in total non-interest income, partially offset by a decrease of $33,000, or 5.8%, in the provision for income taxes and a decrease in total interest expense of $27,000, or 1.4%. Net interest income decreased $37,000 or 0.6%, due to the $64,000 decrease in total interest income as a result of an overall decrease in interest earning assets. The increase in non-interest expense was primarily due to an increase in professional fees of $769,000, or 245.7%, data processing expense of $11,000, or 2.6%, as well as increases of $9,000, or 4.6%, in taxes and license expense, $2,000, or 2.7%, in bank service charge expense, and $1,000, or 0.6%, in security expense, partially offset by decreases of $347,000, or 12.6%, in salaries and employee benefits expense, $70,000 or 11.0% in other non-interest expense, $37,000 or 48.7% in office supplies and postage expense,  $20,000 or 57.1% in advertising expense, $6,000 or 1.5% in occupancy expense, and $2,000 or 1.7% in deposit insurance premiums expense.

At September 30, 2015, the Company reported total assets of $248.9 million, a decrease of $23.0 million, or 8.5%, compared to total assets of $271.9 million at December 31, 2014.  The decrease primarily reflects decreases in net loans receivable of $18.2 million, or 8.3%, a decrease in investment securities of $6.8 million, or 19.1%, as well as decreases of $415,000, or 13.6% in Federal Home Loan Bank Stock, $209,000, or 2.6%, in premises and equipment, net, and $92,000, or 61.3% in other real estate owned, partially offset by increases in cash and cash equivalents of $1.9 million, or 35.6%, other assets of $784,000, or 171.6%, and deferred income taxes of $71,000, or 22.5%.  Deposits decreased $9.3 million, or 6.0%, at September 30, 2015 compared to December 31, 2014.  Federal Home Loan Bank advances decreased $15.1 million, or 21.1%, at September 30, 2015 compared to December 31, 2014.  At September 30, 2015, the Company reported $780,000 of non-performing assets, or 0.3%, of total assets at such date, compared to $892,000 of non-performing assets, or 0.3%, of total assets at December 31, 2014.

Total shareholders' equity increased $836,000, or 2.0%, to $42.9 million at September 30, 2015, from $42.0 million at December 31, 2014, primarily due to $519,000 in stock benefit plan expenses and net income of $512,000, partially offset by a decrease in unrealized gain on securities available for sale of $119,000, net of the deferred tax effect, for the nine months ended September 30, 2015, and the purchase of $76,000 of shares under the Company's stock repurchase program.

The Company repurchased 3,660 shares of its common stock during the nine months ended September 30, 2015, at an average price per share of $20.98, under the share repurchase program announced in November 2013, which covered up to 118,100 shares.  As of September 30, 2015, there were a total of 25,107 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2015	December 31, 2014
ASSETS	(Unaudited)

Cash and cash equivalents	$7,068	$5,212
Investment securities	28,750	35,545
Loans receivable, net	200,048	218,206
Other assets	13,008	12,937

Total assets	$248,874	$271,900

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$146,643	$155,988
FHLB advances	56,494	71,595
Other liabilities	2,868	2,284

Total liabilities	206,005	229,867

Total shareholders' equity	42,869	42,033

Total liabilities and shareholders' equity	$248,874	$271,900

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)
Total interest income	$2,713	$2,943	$8,472	$8,536
Total interest expense	641	659	1,917	1,944
Net interest income	2,072	2,284	6,555	6,592
Provision for loan losses	50	50	150	150
Net interest income after provision for loan losses	2,022	2,234	6,405	6,442

Non-interest income	46	55	142	152
Non-interest expense	1,566	1,749	5,498	5,188
Income before income taxes	502	540	1,049	1,406
Income taxes	197	196	537	570

NET INCOME	$305	$344	$512	$836

Earnings Per Share
Basic	$0.13	$0.15	$0.22	$0.36
Diluted	$0.12	$0.14	$0.21	$0.35

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.25%	3.38%	3.34%	3.32%
Net interest margin	3.49%	3.59%	3.55%	3.52%
Average interest-earning assets to average interest-bearing liabilities	122.05%	119.85%	120.36%	119.30%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.31%	0.36%	0.31%	0.36%
Allowance for loan losses as a percent of non-performing loans	198.33%	163.50%	198.33%	163.50%
Allowance for loan losses as a percent of total loans receivable	0.77%	0.63%	0.77%	0.63%

Per Share Data:
Shares outstanding at period end	2,304,359	2,308,119	2,304,359	2,308,119
Weighted average shares outstanding:
Basic	2,304,359	2,316,962	2,304,681	2,333,993
Diluted	2,442,462	2,405,703	2,435,739	2,415,362

Tangible book value at period end	$18.60	$17.99	$18.60	$17.99

________________________
(1)            Ratios for the three and nine month periods are annualized.
(2)            Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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